EXHIBIT 99(a)

CONTACT:   Deb Wiethop
          (314) 923-4767

 MISSOURI SUPREME COURT ORDERS TRIAL COURT TO RULE ON SETTLEMENT
                             BETWEEN
        BLUE CROSS AND BLUE SHIELD OF MISSOURI AND STATE

ST. LOUIS, September 10, 1999 - Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc., (NYSE: RIT) reported that the Missouri Supreme Court ordered the lower court to rule on the proposed settlement of litigation on or before November 9, 1999. A modified settlement agreement was reached by the companies, the Missouri Attorney General, the Missouri Department of Insurance and 100 consumer organizations representing more than one million Missourians and was filed with the Cole County Circuit Court on March 15, 1999. It is intended to resolve the companies' outstanding litigation and regulatory issues, create a health care foundation to address the unmet health care needs of Missourians and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield licensee.

The Supreme Court's order followed the September 8 oral arguments on the company's appeal of an earlier trial court ruling that Blue Cross and Blue Shield of Missouri was not operating consistently with its statutory purposes as a not-for-profit health services corporation. The company's appeal sought to reverse the December 1996 ruling of Cole County Circuit Court Judge Thomas Brown in a suit brought by Blue Cross and Blue Shield of Missouri against the Missouri Attorney General and the Department of Insurance. That litigation related to the reorganization and public offering of RightCHOICE stock in 1994.

     It is anticipated that any decision by the Supreme Court on the appeal, which remains pending, will be deferred until after the lower court rules on the modified settlement agreement. In yesterday's order, the Supreme Court directed the Cole Court Circuit Court to "dispose finally" of the motion for approval of the modified settlement agreement or any amendment thereto by November 9, 1999.

     "We view the Supreme Court's action positively and anticipate that it will move the settlement process forward. We continue to believe that implementation of the modified settlement agreement is in the best interests of all concerned and is the right thing to do," said John A. O'Rourke, chairman, president and chief executive officer of RightCHOICE Managed Care and president and chief executive officer of Blue Cross and Blue Shield of Missouri.

     By its terms, the settlement must be approved by the court, RightCHOICE shareholders, and the Blue Cross and Blue Shield Association. The agreement also requires the parties to obtain an expert tax opinion and/or ruling from the IRS on the tax aspects of the transactions and satisfy certain other conditions.

SAFE HARBOR STATEMENT
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation including the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include terms or conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

     Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The companies' web site addresses are www.ritusa.com and www.abcbs.com.
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